Exhibit 1

                    NEUROMEDICAL SYSTEMS, INC.

          PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT


         AGREEMENT dated as of November 22, 1993 by and among NEUROMEDICAL SYSTEMS, INC., a Delaware corporation (the
"Corporation") MARK RUTENBERG, 20 Sophia Lane, Monsey, New York
10952 (the "Founder") and THE GOLDMAN SACHS GROUP, L.P., a
Delaware Limited Partnership (the "Investor").

                       W I T N E S S E T H:

         WHEREAS, the Corporation wishes to sell to the Investor and the Investor wishes to purchase from the Corporation an aggregate of 10,000,000 shares of Series E Preferred Stock (as hereinafter defined) and a warrant (the "Warrant") to purchase 15,500,000 shares of Series E Preferred Stock (the "Warrant Shares"), on the terms and conditions contained herein; and

         WHEREAS, in lieu of any brokerage commission, the Corporation wishes to grant to the Investor and the Investor wishes to receive an additional 500,000 shares of Series E Preferred Stock, on the terms and conditions contained herein;

         NOW, THEREFORE, the parties hereto, intending to be bound hereby, do agree as follows:

         SECTION 1. Restatement of Certificate of Incorporation. The Corporation has filed with the Secretary of State of the State of Delaware, an amended and restated certificate of incorporation (the "Amended and Restated Certificate of Incorporation"), a copy of which is attached hereto as Exhibit A, for the purposes of, among other things, (a) authorizing a class of Convertible Preferred Stock, consisting of 26,000,000 shares, par value $.0001 per share, which shares have been designated as Series E Convertible Preferred Stock (the "Series E Preferred Stock"), (b) authorizing an additional 26,000,000 shares of Common Stock of the Corporation, par value $.0001 per share (the "Common Stock"), and (c) setting forth the terms, designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series E Preferred Stock.

         SECTION 2.  Issuance and Sale of Series E Preferred
Stock.

         2.1. Issuance of Series E Preferred Stock and Reservation of Series E Reserved Shares. Subject to the terms and conditions hereof, the Corporation has authorized (a) the issuance on the Closing Date (as defined in Section 2.4 hereof) of 10,500,000 shares of Series E Preferred Stock, (b) the issuance on the Closing Date (as defined in Section 2.4 hereof) of a warrant to purchase 15,500,000 shares of Series E Preferred Stock, substantially in the form attached hereto as Exhibit B and
(c) the reservation of such number of shares of Common Stock as is necessary, but not less than 26,000,000 shares of Common Stock, for issuance upon conversion of the Series E Preferred Stock and upon the conversion of any and all shares of Series E Preferred Stock to be issued pursuant to the Warrant or pursuant to any other warrants granted to the Investor (such reserved shares being referred to herein as the "Series E Reserved Shares").

         2.2. Agreement to Sell and Purchase the Series E Preferred Stock and the Warrant. At the Closing (as defined in
Section 2.4 hereof), the Corporation is selling to the Investor, and the Investor is purchasing from the Corporation, upon the terms and subject to the conditions hereinafter set forth, 10,000,000 shares of Series E Preferred Stock and the Warrant, for an aggregate purchase price of $10,000,000 (the "Purchase Price"). In addition, in lieu of a brokerage commission, the Corporation is granting to the Investor and the Investor is accepting from the Corporation, upon the terms and subject to the conditions hereinafter set forth, an additional 500,000 shares of Series E Preferred Stock.

         2.3. Delivery of Series E Preferred Stock to the Investor. At the Closing, the Corporation is delivering to the Investor one certificate representing 10,500,000 shares of Series E Preferred Stock, each registered in the name of the Investor (the "Stock Certificates"), and the Warrant. Delivery of such certificate and the Warrant is being made against receipt by the Corporation from the Investor of the Purchase Price, which shall be paid by a wire transfer in such amount to an account designated at least one business day prior to the Closing Date by the Corporation.

         2.4. The Closing. The closing (the "Closing") hereunder with respect to the transactions contemplated hereby is taking place at the offices of Fried, Frank, Harris, Shriver and Jacobson, One New York Plaza, New York, New York 10004, simultaneously with the execution and delivery of this Agreement
(the "Closing Date").

         SECTION 3.  Representations and Warranties of the
Corporation and the Founder. The Corporation and the Founder hereby jointly and severally represent and warrant to the Investor as follows:

         3.1. Organization and Good Standing; Power and Authority; Qualifications. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated by this Agreement. The Corporation is qualified to transact business as a foreign corporation in, and is in good standing under the laws of, those jurisdictions listed on Schedule 3.1 hereto, which jurisdictions constitute all of the jurisdictions wherein the character of the property owned or leased or the nature of the activities conducted by the Corporation makes such qualification necessary.

         3.2. Authorization of the Documents. The execution, delivery and performance by the Corporation of the Documents to which it is a party have been duly authorized by all requisite corporate action by the Corporation, and each such Document constitutes a valid and binding obligation of the Corporation, enforceable against the Corporation, in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally or equitable principles. The Documents to which the Founder is a party have been duly executed and delivered by the Founder and each such Document constitutes a valid and binding obligation of the Founder, enforceable against the Founder in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally or equitable principles. The execution, delivery and performance of the Documents to which the Corporation and/or the Founder, as the case may be, is a party and the consummation of the transactions contemplated hereby and thereby, compliance with the provisions thereof by the Corporation, and/or the Founder, as the case may be, and the issuance, sale and delivery of the Series E Preferred Stock, the Warrant, the Warrant Shares and the Series E Reserved Shares by the Corporation will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to the Corporation, the Founder or any of its respective properties or assets or (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Corporation or the Founder under, the Amended and Restated Certificate of Incorporation or the by-laws (the "By-Laws") of the Corporation or any note, indenture, mortgage, lease agreement or other contract, agreement or instrument to which the Corporation, or the Founder is a party or by which any of them or any of their properties is bound or affected. No permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required in connection with the execution, delivery and performance by the Corporation or the Founder of any Document to which any of them is a party or the issuance, sale or delivery of the Series E Preferred Stock, the Warrant Shares or the Series E Reserved Shares (other than such notifications or filings required under applicable state securities laws, if any, which shall be made on a timely basis).

         3.3. Capitalization. The authorized and issued capital stock of the Corporation immediately upon the consummation at the Closing of the transactions contemplated hereby shall consist of:

              (a) 83,000,000 shares of Preferred Stock, as follows: (i) 15,000,000 shall be Series A Preferred Stock, par value $.0001 per share (the "Series A Preferred Stock"), of which 9,337,732 shall have been validly issued to Steven B. Rothschild, as nominee, and be outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and no other shares of Series A Preferred Stock shall be issued or outstanding, (ii) 12,000,000 shall be Series B Preferred Stock, par value $.0001 per share (the
         "Series B Preferred Stock"), of which 5,515,260 shall have been validly issued to Edelson Technology Partners II, L.P., and be outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and no other shares of Series
         B Preferred Stock shall be issued or outstanding,
         (iii) 10,000,000 shall be Series C Preferred Stock, par value $.0001 per share (the "Series C Preferred Stock"), of which 5,247,781 shall have been validly issued and be outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and no other shares of Series C Preferred Stock shall be issued or outstanding, (iv) 20,000,000 shall be Series D Preferred Stock, par value $.0001 per share (the "Series D Preferred Stock"), of which 6,451,550 shall have been validly issued and be outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and no other shares of Series D Preferred Stock shall be issued or outstanding, and (v) 26,000,000 shall be Series E Preferred Stock of which 10,500,000 shall have been validly issued to the Investor and be outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and no other shares of Series E Preferred Stock shall be issued or outstanding (the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock are referred to collectively as the "Series Preferred Stock"); and

              (b)  126,000,000 shares of Common Stock, of which
         (i) 17,396,702 shares shall have been validly issued and be outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof;
         (ii) 83,000,000 shares shall have been duly reserved for issuance in connection with the conversion of the Series Preferred Stock; and (iii) 13,425,092 shares shall have been duly reserved for issuance upon the exercise of the warrants and options to which the Corporation is a party.

As of the date hereof, each share of Series Preferred Stock is convertible into one share of Common Stock. Schedule 3.3 hereto contains a list of (i) all holders of capital stock of the Corporation, including the number of shares of capital stock held by each such holder and the purchase price of such shares, and
(ii) all outstanding warrants, options, agreements, convertible securities or other commitments pursuant to which the Corporation is or may become obligated to issue any shares of the capital stock or other securities of the Corporation, which names all persons entitled to receive such shares or other securities and the shares of capital stock or other securities required to be issued thereunder as of the date hereof. Except as set forth on
Schedule 3.3 or as contemplated by this Agreement, the Stockholders' Agreement (as defined is Section 5(a) hereof) and the Registration Rights Agreement (as defined in Section 5(b) hereof) (collectively, "the Documents"), there are, and immediately upon consummation at the Closing of the transactions contemplated hereby, there will be, no preemptive or similar rights to purchase or otherwise acquire shares of the capital stock of the Corporation pursuant to any provision of law, the Amended and Restated Certificate of Incorporation or By-Laws (in each case as amended and in effect on the date hereof), or any agreement to which the Corporation is a party; and, except as contemplated by the Documents, there is, and immediately upon the consummation at the Closing of the transactions contemplated hereby, there will be, to the best knowledge of the Corporation and the Founder, no agreement, restriction or encumbrance (such as a right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, stockholders' agreement, etc.) with respect to the sale or voting of any shares of capital stock of the Corporation (whether outstanding or issuable upon conversion or exercise of outstanding securities). The transactions contemplated by the Documents will not trigger any anti-dilution protection provisions given by the Corporation to any person or entity (including without limitation, any stockholder, lender, warrant holder, lessor and/or licensee).

         3.4. Authorization of the Series E Preferred Stock, the Warrant, the Warrant Shares and Series E Reserved Shares. The authorization, issuance, sale and delivery of the Series E Preferred Stock and the Warrant and the authorization, reservation, issuance, sale and delivery of the Warrant Shares and the Series E Reserved Shares have been duly authorized by all requisite corporate action of the Corporation, and when issued, sold and delivered in accordance with this Agreement, the Series E Preferred Stock, the Warrant Shares and the Series E Reserved Shares will be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and not subject to preemptive or any other similar rights of the stockholders of the Corporation or others. The terms, designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of each series of the Preferred Stock are as stated in the Amended and Restated Certificate of Incorporation.

         3.5. Reservation of Warrant Shares. The Corporation has reserved 15,000,000 shares of Common Stock for issuance to the Investor upon the exercise of the Warrant, and upon exercise of the Warrant and payment of the exercise price thereof, the Warrant Shares will be validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

         3.6. Equity Investments. The Corporation has never had, nor does it presently have, any subsidiaries, nor has it owned, nor does it presently own, any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity.

         3.7. Encumbrances. Except as set forth on Schedule 3.7 hereto, the Corporation owns outright all of the property and assets, real, personal or mixed, tangible or intangible, used in the business of the Corporation, subject to no mortgages, judgments, claims, liens, security interests, pledges, escrows, charges or other encumbrances of any kind or character whatsoever ("Encumbrances").

         3.8. Intellectual Property Rights. Except as set forth on Schedule 3.8 hereto:

              (a) the Corporation owns, possesses, has the exclusive right to use, has the right to bring actions for the infringement of, and, where necessary, has made timely and proper application for, all Intellectual Property Rights (as hereinafter defined) necessary, required or desirable for the conduct of its business as presently conducted or as proposed to be conducted (collectively, the "Requisite Rights"), including, without limitation, the Intellectual Property Rights identified on Schedule 3.8;

              (b)  Schedule 3.8 lists all patents, patent
         applications, trademarks, trademark applications, registered copyrights (which the Corporation represents that there is only one), and licenses necessary, required or desirable for the conduct of its business as presently conducted or as proposed to be conducted;

              (c) no royalties, honoraria or fees are payable by the Corporation to other persons by reason of the ownership or use of the Requisite Rights; and


              (d)  (i)  no product, service or process
         manufactured, marketed, sold or used, or proposed to be manufactured, marketed, sold or used, by the Corporation violates any license or, to the best of current knowledge, will violate any license, or, to the best of current knowledge, infringes upon, or will infringe upon, any Intellectual Property Rights of another; and

             (ii) there is no litigation (nor to the best of current knowledge does there exist any basis therefor) against the Corporation contesting the validity of the Intellectual Property Rights of the Corporation or the right of the Corporation to use any product, service or process manufactured, marketed, sold or used or proposed to be manufactured, marketed, sold or used by the Corporation; and

            (iii) there is no pending or threatened claim (nor to the best of current knowledge does there exist any basis therefor) against the Corporation contesting the validity of the Intellectual Property Rights of the Corporation or the right of the Corporation to use any product, service or process manufactured, marketed, sold or used or proposed to be manufactured, marketed, sold or used by the Corporation; and

             (iv) the Corporation has not received any notice that any of the Requisite Rights or the operation or proposed operation of the Corporation's business conflicts or will conflict with the asserted rights of others, nor to the best of current knowledge does there exist any basis for any such conflict.

As used herein, the term "Intellectual Property Rights" means all industrial and intellectual property rights, including, without limitation, Proprietary Technology (as hereinafter defined), patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, know-how, franchises, licenses, trade secrets, proprietary processes and formulae. As used herein, "Proprietary Technology" means all source and object code, algorithms, architecture, structure, software, firmware, display screens, layouts, processes, inventions, trade secrets, know-how, development tools and other proprietary rights owned by the Corporation, pertaining to any product or service manufactured, marketed or sold, or proposed to be manufactured, marketed or sold (as the case may be), by the Corporation, or used, employed or exploited in the development, license, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda, know-how, notebooks, patents and patent applications, trademarks and trademark applications, copyrights and copyright applications, records and disclosures.

    3.9. Financial Information. (a) The Corporation has previously delivered to the Investor the following financial information:

         (i) the unaudited balance sheet of the Corporation as of June 30, 1993, and the related unaudited statements of operations, stockholders' equity and changes in financial position for the six-month period then ended (the "June Financials"); and

         (ii) the audited balance sheets of the Corporation as of December 31, 1992, 1991, 1990 and 1989 and the related statements of operations and stockholders' equity for each of the four years then ended.

              (b) Except as set forth on Schedule 3.9 hereto, the financial statements referred to in the foregoing clause (a) of this Section 3.9: (i) are in accordance with the books and records of the Corporation, respectively; (ii) fairly present the financial condition and the results of operations of the Corporation, as of the dates and for the periods indicated; and
(iii) have been prepared in accordance with generally accepted accounting principles consistently applied.

              (c) The Corporation has provided to the Investor it's internally prepared unaudited balance sheet as of September
30, 1993, and the related statements of operations for the nine-month period then ended.

         3.10. Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.10 hereto, at June 30, 1993, (a) the Corporation had no liability of any nature (matured or unmatured, fixed or contingent) which was not provided for or disclosed in the June Financials and (b) all liability reserves established by the Corporation, and set forth in the June Financials were adequate for all such liabilities at that date. There were no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which were not adequately provided for in the June Financials.

         3.11.  Absence of Changes.  Except as set forth on
Schedule 3.11 hereto, since December 31, 1992, there has not been
(a) any material adverse change in the financial condition, results of operations, assets or liabilities of the Corporation,
(b) any liability or obligation of any nature whatsoever (contingent or otherwise) incurred by the Corporation, other than current liabilities or obligations incurred in the ordinary course of business, (c) any asset or property of the Corporation made subject to a lien of any kind, (d) any waiver of any valuable right of the Corporation, or the cancellation of any material debt or claim held by the Corporation, (e) any payment of dividends on, or other distributions with respect to, or any direct or indirect redemption or acquisition of, any shares of the capital stock of the Corporation, or any agreement or commitment therefor, (f) any issuance of any stock, bonds or other securities of the Corporation, or any agreement or commitment therefor, (g) any sale, assignment or transfer of any tangible or intangible assets of the Corporation, except in the ordinary course of business, (h) any loan by the Corporation to any officer, director, employee, consultant or shareholder of the Corporation, or any agreement or commitment therefor (other than advances to such persons in the ordinary course of business in connection with travel and travel related expenses), (i) any damage, destruction or loss (whether or not covered by insurance) affecting the assets, property, financial condition or results of operations of the Corporation, (j) any extraordinary increase, direct or indirect, in the compensation paid or payable to any officer, director, employee, consultant or agent of the Corporation, (k) any change in the accounting methods, practices or policies followed by the Corporation or any change in depreciation or amortization policies or rates theretofore adopted, (l) any indebtedness incurred for borrowed money,
(m) any amendment to or termination of any material agreement to which the Corporation is a party (other than amendments to or terminations of agreements pursuant to or contemplated by the Documents) or (n) any disclosure of proprietary information other than in the ordinary course of business and other than to the Corporation's representatives.

         3.12.  Tax Matters.  Except as set forth on Schedule
3.12 hereto: (a) the Corporation has filed all returns, declarations of estimated tax, reports, information returns and statements (collectively, the "Returns") required to be filed by it prior to the Closing (other than those subject to a valid extension of time to file on the Closing) relating to any Taxes imposed with respect to income, properties or operations of the Corporation; (b) when filed, each such Return was complete and correct; (c) the Corporation has timely paid or made provision for all Taxes shown as due and payable on such Returns; (d) the Corporation is not delinquent in the payment of any Taxes, nor has it requested any extension of time within which to file any Return, which Return has not since been filed; (e) there are no pending audits or other inquiries into any Returns of the Corporation; (f) no tax liens have been filed and no addition to, or deficiency regarding, Taxes with respect to income, properties or operations of the Corporation has been proposed, asserted or assessed in writing against the Corporation; and (g) the Corporation has not granted any extension of the statute of limitations applicable to any Return or other Tax claim with respect to any income, properties or operations of the Corporation. As used in this Agreement, the term "Tax" shall mean any of the Taxes and the term "Taxes" shall mean (i) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign), and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable law) of another person or entity or a member of an affiliated or combined group.

         3.13. Employee Benefit Plans. (a) The Corporation has complied with and performed all obligations required to be performed by it under or with respect to any of its Benefit Plans, or any related trust or insurance contract and has complied with all applicable federal, state and local laws, rules and regulations with respect to each of its Benefits Plans. All contributions and other payments required to be made by the Corporation to any Benefit Plan prior to the date hereof have been made. There is no claim, dispute, grievance, charge, complaint, restraining or injunctive order, litigation or proceeding pending, or to the knowledge of the Corporation or the Founder threatened or anticipated (other than routine claims for benefits) against or relating to any Benefit Plan or against the assets thereof. The Corporation has not communicated generally to employees or specifically to any employee regarding any future increase in benefit levels or the creation of any new employee benefit plan beyond those reflected the Benefit Plans.

         (b) The Corporation does not and has never contributed to nor maintained an employee benefit plan which is subject to Title IV of ERISA.

         (c) The Corporation does not maintain or contribute to any Benefit Plan which provides, and has no liability or obligation to provide, life insurance, medical, or other employee welfare benefits to any employee (or beneficiary) upon his or her retirement or termination of employment, except as required by law, and the Corporation has never represented, promised or contributed to any employee that such employee would be provided with life insurance, medical, or other employee welfare benefits upon his retirement or termination of employment, except (i) to the extent required by law and (ii) for the Employment Agreements (as defined in Section 3.16(b) herein) and an employee stock ownership plan which will provide for issuances of no more than 8,000,000 shares, in the aggregate, of Common Stock.

         (d) Each of the Corporation's Benefit Plans can be amended, terminated, or otherwise discontinued, without liability to the Investor.

         (e)  No "prohibited transaction," within the meaning of
Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the Corporation's Benefit Plans.

         (f) No transaction contemplated by this Agreement will (either alone or upon the occurrance of and additional or subsequent events) constitute an event under any Benefit Plan, agreement, trust, or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits of obligation to fund benefits with respect to any employee.

         For purposes of this Section 3.13: (i) "Code" means the Internal Revenue Code of 1986, as amended; "ERISA" means the Employment Retirement Income Security Act of 1974, as amended; and (ii) "Benefit Plan" means any plan, program, policy, payroll practice, contract, or other arrangement providing for fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, and whether or not legally binding, including, without limitation each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is now or previously, has been maintained, contributed to, or required to be contributed to by the Corporation for the benefit of any kind of its employees, and pursuant to which the Corporation has or may have any liability, contingent or otherwise.

         3.14. Title to Assets, Properties and Rights. The Corporation has good and marketable title to all of the properties, interests in properties and assets, real, personal or mixed, reflected in the June Financials or acquired after June 30, 1993 (except other property sold or otherwise disposed of since June 30, 1993, in the ordinary course of business and accounts receivable and notes receivable paid in full subsequent to June 30, 1993), free and clear of all Encumbrances except
(i) those set forth on Schedule 3.14 hereto, (ii) liens (or similar liens) for current taxes not yet due and payable and
(iii) non-consensual liens imposed by law, including landlords', mechanics', warehousemen's, materialmen's and vendors' liens (or similar liens), provided any such non-consensual lien secures only obligations not in default and the holder thereof has not taken any steps to enforce it.

         3.15. Real Property--Owned or Leased. Schedule 3.15 hereto contains a list and brief description of all real property owned or leased by the Corporation, as well as all buildings and other structures and material improvements located on such real property. With respect to real estate leased by the Corporation, (i) the Corporation is the owner and holder of all of the leasehold estates purported to be granted by such leases and (ii) all leases to which the Corporation is a party are in full force and effect and constitute valid and binding obligations of the Corporation.

         3.16.  Agreements, Etc.  (a)  Except as set forth on
Schedule 3.14 or Schedule 3.16 hereto, the Corporation is not a party to any written or oral contract not made in the ordinary course of business and, whether or not made in the ordinary course of business, the Corporation is not a party to any written or oral (i) contract for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment;
(ii) contract for the employment of any officer, individual employee or other person on a full-time basis or any contract with any person on a consulting basis (other than the Employment Agreements, as defined in Section 3.16(b)); (iii) bonus, pension, profit-sharing, retirement, stock purchase, stock option, hospitalization, medical insurance or similar plan, contract or understanding in effect with respect to employees or any of them or the employees of others; (iv) agreement or indenture relating to the borrowing of money or to the mortgaging, pledging or placement of a lien on any assets of the Corporation;
(v) guaranty of performance, liabilities or obligations of any other entity; (vi) lease or agreement under which the Corporation is lessee of or holds or operates any property, real or personal, owned by any other party; (vii) lease or agreement under which the Corporation is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Corporation; (viii) agreement or other commitment for capital expenditures in excess of $10,000; (ix) contract, agreement or commitment under which the Corporation is obligated to pay any broker's fees, finder's fees or any such similar fees, to any third party; (x) contract, agreement or commitment under which the Corporation has issued or may become obligated to issue, any shares of capital stock of the Corporation, or any warrants, options, convertible securities or other commitments pursuant to which the Corporation is or may become obligated to issue any shares of its capital stock; (xi) contract or agreement with any governmental entity; (xii) contract, agreement, license or any other commitment which relates to Intellectual Property Rights;
(xiii) agreements or contracts with laboratories or other customers; (xiv) non-competition, non-disclosure or invention assignment agreements (other than the Non-Disclosure Agreements, as defined in Section 3.16(b)); (xv) franchising, licensing, joint venture, distribution or partnership agreements; (xvi) contracts or agreements involving the payment of commissions or discounts by the Corporation; or (xvii) any other contract, agreement, arrangement or understanding which is material to the business of the Corporation. The Corporation has furnished to the Investor true and correct copies of all such agreements and other documents whether or not requested by the Investor or its authorized representatives.

              (b) Each employee of the Corporation who has or is proposed to have access to confidential and proprietary information of the Corporation has signed, and become bound by, an agreement with the Corporation, relating to non-disclosure, proprietary information and patent and invention assignment substantially in the form of Exhibit C hereto (the "Non-Disclosure Agreements"). Each employee listed on Schedule 3.16 has signed, and become bound by, an employment agreement substantially in the form of Exhibit D hereto (the "Employment Agreements").

              (c)  As used in this Section 3.16, the term
"Material Contracts" means the agreements of the Corporation required to be disclosed on Schedules 3.14, 3.16 or any other
Schedule hereto, the Non-Disclosure Agreements and the Employment
Agreements.

              (d) All of the Material Contracts are in full force and effect, are valid and binding and are enforceable in accordance with their terms in favor of the Corporation. To the knowledge of the Corporation and the Founder, there are no material liabilities of any party to any Material Contract arising from any breach or default of any provision thereof and, to the knowledge of the Corporation and the Founder, no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default by any party thereto.

              (e) To the knowledge of the Corporation and the Founder, the Corporation has fulfilled all material obligations required pursuant to each Material Contract to have been performed by the Corporation prior to the date hereof, and the Corporation and the Founder have no reason to believe that the Corporation will not be able to fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof.

              (f) The Corporation has maintained and continues to maintain good relations with its customers, suppliers and agents, and the Corporation and the Founder have no reason to believe that such relations will in the foreseeable future deteriorate or suffer any changes adverse to the Corporation.

              (g) To the knowledge of the Corporation and the Founder, except as set forth in Schedule 3.16, there are no (i) agreements regarding rights with respect to Directors; (ii) voting agreements; (iii) voting trusts; or (iv) other agreements relating to the capital stock of the Corporation.

         3.17. Labor Relations; Employees. The Corporation employs a total of 41 persons. Except as set forth on Schedule
3.17 hereto, (i) the Corporation is not delinquent in payments to any of its employees, for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees, (ii) the Corporation, to the best knowledge of the Corporation and the Founder, is in compliance in all material respects with all applicable laws and regulations respecting labor, immigration, employment and employment practices, terms and conditions of employment and wages and hours, (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of the Corporation and the Founder, threatened against or involving the Corporation, (iv) neither any grievance which might have a material adverse effect on the Corporation or the conduct of their respective businesses nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted, (v) the Corporation is not a party to any collective bargaining agreement or, except as provided in the Documents, any employment or consulting agreement or any agreement, plan or arrangement providing for severance payments to any employee of the Corporation upon termination of employment or which provide benefits upon a change in control of the Corporation and (vi) to the best knowledge of the Corporation and the Founder, no salaried key employee has any plans to terminate his or her employment with the Corporation.

         3.18.  Business Generally.  Except as set forth on
Schedule 3.18 hereto and except as provided in the Private Placement Memorandum, dated as of November 8, 1993 (the "Private Placement Memorandum"), provided to certain potential investors, there have been no events, transactions, or information which has come to the attention of the Corporation or the Founder, having a direct impact on the Corporation or its business or assets, which could reasonably be expected to have a material adverse effect on the profitability of the businesses and operations of the Corporation.

         3.19. Litigation. Except as set forth on Schedule 3.19 hereto, there is no civil, criminal or administrative action, suit, claim, notice, hearing, inquiry, proceeding or investigation at law or in equity or by or before any governmental instrumentality or other agency now pending nor, to the best knowledge of the Corporation or the Founder, threatened against or affecting the Corporation (including, without limitation, any action, suit, claim, proceeding or litigation involving the claims contemplated by Sections 3.8 and 3.22), nor to the best knowledge of the Corporation or the Founder, does there exist any basis for any such pending or threatened action, suit, customer claim, proceeding or investigation.

         3.20.  No Defaults.  Except as set forth on Schedule
3.20 hereto and except for defaults which have been waived, the Corporation is not in default (a) under its certificate of incorporation (and, the Corporation was not in default under its certificate of incorporation immediately prior to the filing of the Amended and Restated Certificate of Incorporation) or by-laws, or any indenture, mortgage, lease, purchase or sales order, or any other contract, agreement or instrument to which the Corporation is a party or by which the Corporation or any of its respective properties is bound or affected or (b) with respect to any order, writ, injunction or decree of any court of any Federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality. There exists no condition, event or act which constitutes, or which after notice, lapse of time or both, would constitute, a default under any of the foregoing.

         3.21.  Employment of Officers, Employees and
Consultants. To the best knowledge of the Corporation and the Founder, no third party may assert any valid claim against the Corporation, the Founder, the Investor or any of the Designated Persons (as hereinafter defined) with respect to (a) the continued employment by, or association with, the Corporation, of any of the present officers or employees of or consultants to the Corporation (collectively, the "Designated Persons") or (b) the use, in connection with any business presently conducted or proposed to be conducted by the Corporation, the Founder or any of the Designated Persons of any information which the Corporation, the Founder or any of the Designated Persons would be prohibited from using under any prior agreements or arrangements or any legal considerations applicable to unfair competition, trade secrets or proprietary information.

         3.22. Compliance. To the best knowledge of the Corporation and the Founder, the Corporation in carrying out its contemplated business (a) has been in compliance in all material respects with all Federal, state, local and foreign laws, rules, ordinances, codes, consents, authorizations, registrations, regulations, decrees, directives, judgments and orders applicable to it, its business and the ownership of its assets and (b) has all Federal, state, local and foreign governmental licenses, permits and qualifications material to and necessary in the conduct of its business as currently conducted, such licenses, permits and qualifications are in full force and effect, and, to the best knowledge of the Corporation and the Founder, no violations have been recorded in respect of any such licenses, permits and qualifications, no proceeding is pending or threatened to revoke or limit any such license, permit or qualification and there is no reason why any such license, permit or qualification would not be renewed in the ordinary course. Schedule 3.22 sets forth a list of all such licenses, permits and qualifications, and the expiration dates thereof.

         3.23. Insurance. All the insurable properties of the Corporation are insured for the benefit of the Corporation, in amounts deemed adequate by the Corporation against all risks usually insured against by persons operating similar properties in the localities in which such properties are located under policies in effect and issued by insurers of recognized responsibility. Schedule 3.23 sets forth a list of all insurance policies to which the Corporation is a party, specifying the amount of coverage and the subject matter covered by each policy.

         3.24. Previous Issuances Exempt. All shares of capital stock and other securities issued by the Corporation prior to the Closing have been issued in transactions exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and all applicable state securities or "blue sky" laws, and the Corporation had a reasonable basis for believing that each purchaser of securities, at the time of his purchase, was an "Accredited Investor" (as defined in Rule 501(a) under the Securities Act). The Corporation has not violated the Securities Act or any applicable state securities or "blue sky" laws in connection with the issuance of any shares of capital stock or other securities prior to the Closing. The Corporation has not offered any of its capital stock, or any other securities, for sale to, or solicited any offers to buy any of the foregoing from, or otherwise approached or negotiated in respect thereof, in such a manner as to require any capital stock or other securities to be registered under the Securities Act.

         3.25.  Environmental Matters.  Except as set forth on
Schedule 3.25, (i) all of the real property currently or formerly operated or leased by the Company is free of any Hazardous Substances (as defined in Section 7 hereof); (ii) the
Corporation has not used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location, or in violation of any Environmental Laws (as defined in Section 7 hereof); and (iii) the Corporation has not received any notice or other communication that any of them is or may be a potentially responsible person or otherwise liable for any Environmental Costs (as defined in Section 7 hereof) in connection with any waste disposal site allegedly containing any Hazardous Substances.

         3.26.  Related Transactions.  Except as set forth in
Schedule 3.26 hereto, no current or former stockholder, director, officer or employee of the Corporation, nor any "associate" (as defined in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the Corporation, is presently, or since the inception of the Corporation, has been, directly or indirectly through his or its affiliation with any other person or entity, a party to any transaction with the Corporation, providing for the furnishing of services by or to the Corporation other than in connection with any such person's duties as a director, officer or employee of the Corporation, or rental of real or personal property from or to, or otherwise requiring cash payments to or by any such person. For purposes of this Agreement, a transaction of the type described in this Section 3.26 is sometimes herein referred to as a "Related Transaction".

         3.27. Use of Proceeds. No less than $7,750,000 of the net proceeds received by the Corporation from the sale of the Series E Preferred Stock shall be used by the Corporation for manufacturing or other operational expenses.

         3.28. Offering Exemption. The offering and sale of the Series E Preferred Stock and the Reserved Shares upon conversion of the Series E Preferred Shares, as the case may be, are each exempt from registration under the Securities Act; and the aforesaid offering and sale is also exempt from registration under applicable state securities and "blue sky" laws.

         3.29. Brokers. Except as contemplated in this Agreement, neither the Corporation, the Founder nor any of the officers, directors, employees or stockholders of the Corporation has employed any broker or finder in connection with the transactions contemplated by this Agreement.

         3.30. Registration Rights. Except as contemplated by the Registration Rights Agreement (as defined in Section 5(b) herein) and except as set forth on Schedule 3.30, no person has any right to cause the Corporation to effect the registration under the Securities Act of any shares of Common Stock or any other securities (including debt securities) of the Corporation. The piggyback registration rights of the persons listed on
Schedule 3.30 are junior to or in parity with those granted by the Corporation to certain stockholders (including the Investor) pursuant to the Registration Rights Agreement. There is no conflict between the registration rights granted to Investor pursuant to the Registration Rights Agreement and any registration rights granted by the Corporation to any person or entity, including, without limitation, any stockholder, lender, warrant holder, lessor and/or licensee.

         3.31. Disclosure. Neither this Agreement nor any other document, certificate, instrument or written statement furnished or made to the Investor by or on behalf of the Corporation or the Founder in connection with the transactions contemplated hereby, including, but not limited to, the Private Placement Memorandum, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact which materially adversely affects, or in the future may, insofar as the Corporation or the Founder may reasonable foresee, materially adversely affect, the business, operations, affairs, prospects, condition, properties or assets of the Corporation which has not been set forth in this Agreement or in the other documents, certificates, instruments or statements furnished to the Investor by or on behalf of the Corporation or the Founder.

         3.32.  FDA Clearance.  No United States Food and Drug
Administration ("FDA") clearance is necessary for the investigational screening of pap smear slides using the PAPNET TM system as presently being conducted by the Corporation.

         SECTION 4.  Representations and Warranties of the
Investor. The Investor represents and warrants to the Corporation as follows:

              (a)  The Investor is acquiring the Series E
Preferred Stock and the Warrant for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

              (b) The Investor understands that (i) the Series E Preferred Stock has not been, and that the Warrant Shares and Series E Reserved Shares will not be, registered under the Securities Act, by reason of their issuance by the Corporation in a transaction exempt from the registration requirements of the Securities Act and (ii) the Series E Preferred Stock, the Warrant Shares and the Series E Reserved Shares may not be sold unless such disposition is registered under the Securities Act or is exempt from registration.

              (c) The Investor further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Investor) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may only afford the basis for sales only in limited amounts.

              (d) Except as contemplated in this Agreement, the Investor has not employed any broker or finder in connection with the transactions contemplated by this Agreement.

              (e) The Investor is an "Accredited Investor" (as defined in Rule 501(a) under the Securities Act).

              (f) The Investor is a limited partnership duly organized, validly existing under the laws of the State of Delaware having all partnership power and authority and all necessary licenses and permits required to carry on its business as now conducted and to enter into and perform this Agreement. This Agreement has been duly authorized by all necessary action on the part of the Investor. When duly executed and delivered this Agreement will constitute a valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally or equitable principles.

         SECTION 5. Deliveries at the Closing. Simultaneous with the Closing, the following actions have been, or are being taken:

              (a) A stockholders' agreement (the "Stockholders' Agreement") by and among the Corporation, the Investor and certain of the stockholders of the Corporation, substantially in the form of Exhibit E hereto, is being executed and delivered by the Corporation and such parties.

              (b)  A registration rights agreement (the
"Registration Rights Agreement") between the Corporation, the Investor and certain other stockholders of the Corporation, substantially in the form of Exhibit F hereto, is being duly executed and delivered by the Corporation and such parties.

              (c) Appropriate legends, in accordance with the terms of the Stockholders' Agreement and the Registration Rights
Agreement have been placed on the securities of the Corporation covered by such agreements.

              (d) The Investor has designated two (2) directors to serve on the Board of Directors of the Corporation, in accordance with the By-Laws, which By-Laws have been amended (the
"By-Law Amendments") in the form set forth in Exhibit G hereto.

              (e)  The Amended and Restated Certificate of
incorporation has been duly filed with the Secretary of State of Delaware.

              (f)  The Corporation has delivered to the Investor:
(1) long form certificates of good standing for the Corporation from the States of Delaware and New York; (2) certified resolutions of the Board of Directors authorizing the adoption of the Amended and Restated Certificate of Incorporation and the By-Law Amendments; (3) certified resolutions of the stockholders of the Corporation adopting the Amended and Restated Certificate of Incorporation; (4) an incumbency certificate; (5) the Stock Certificates; and (6) the Warrant.

              (g) The Investor has the received from Sheldon Krause, Esq., counsel for the Corporation, its opinion addressed to the Investor, dated as of the Closing Date, in the form of Exhibit H attached hereto; from Renner, Otto, Boisselle & Sklar, counsel for the Corporation, its opinion addressed to the Investor, dated as of the Closing Date, in the form of Exhibit I attached hereto; and from King & Spalding, FDA counsel to the Corporation, its opinion addressed to the Investor, dated as of the Closing Date, in the form of Exhibit J attached hereto.

         SECTION 6.  Management of the Corporation.

         6.1. Access to Records. The Corporation shall afford to the Investor and its employees, counsel and other authorized representatives free and full access, upon reasonable advance notice, to all of the books, records and properties of the Corporation and to all officers and employees of the Corporation, for any reasonable purpose whatsoever.

         6.2. Financial Reports. The Corporation agrees to furnish the Investor with the following:

              6.2.1. Within 45 days after the end of each month for the first two years following the Closing, and within 45 days after the end of each quarter following the second anniversary of the Closing, an unaudited management financial report of the Corporation, which report shall include the following:

              (a) a balance sheet of the Corporation as of the last day of such month or quarter, which balance sheet shall be prepared in accordance with generally accepted accounting principles consistently applied;

              (b) a statement of operations for such month or quarter, itemizing all revenues and expenses, together with (i) a cumulative statement of operation from the first day of the current fiscal year to the last day of such month or quarter and (ii) a comparison between the actual figures for such month and the comparable figures for the prior year, which statements shall be prepared in accordance with generally accepted accounting principles consistently applied; and

              (c) a written explanation of (i) any material differences between the operating and financial results and the Budget (as hereinafter defined), (ii) an analysis of any significant problems, changes, events or achievements and (iii) a commentary on developing changes in the business outlook of the Corporation, together with a statement as to their anticipated effect on future operations and previous forecasts;

certified by the President, chief executive officer or chief financial officer of the Corporation as being prepared in accordance with generally accepted accounting principles (subject to normal year-end audit adjustments) consistently applied.

              6.2.2. Within 90 days after the end of each fiscal year of the Corporation, audited financial statements of the Corporation, which shall include a statement of operations and a statement of cash flows for such fiscal year, a balance sheet as of the last day thereof, and the accompanying notes each prepared in accordance with generally accepted accounting principles consistently applied audited by such independent certified public accountants.

              6.2.3. Promptly upon becoming available (a) copies of all financial statements, reports, press releases, notices, proxy statements and other documents sent by the Corporation to its stockholders or released to the public and copies of all regular and periodic reports, if any, filed by the Corporation with the Securities and Exchange Commission ("SEC") or any securities exchange and (b) any other financial or other information available to management of the Corporation as the Investor shall have reasonably requested on a timely basis.

              6.2.4. If for any period the Corporation shall have any subsidiary or subsidiaries whose accounts are consolidated with those of the Corporation, then, in respect of such period, the financial statements and information delivered pursuant to the foregoing Sections 6.2.1, 6.2.2 and 6.2.3 shall be the consolidated and consolidating financial statements of the Corporation and all such consolidated subsidiaries.

              6.2.5. In all cases, the Corporation shall provide to the Investor all information which it provides or has an obligation to provide to any other stockholder of the Corporation, pursuant to any agreement with such stockholder or otherwise, and any other information that the Investor may reasonably request.

         6.3. Budget and Operating Forecast. With respect to the fiscal periods of the Corporation ending on December 31, 1993 and December 31, 1994, the Corporation has prepared and delivered to the Investor an operating plan (the "Budget") for such fiscal period. With respect to each fiscal year of the Corporation thereafter, the Corporation shall prepare and submit to the Board of Directors no later than sixty days before the commencement of such fiscal year a Budget for such fiscal year. The Budget shall be accepted as the Budget for such fiscal year when it has been approved by a majority of the Board of Directors of the Corporation. The Budget shall be reviewed by the Corporation periodically and all changes therein and all material deviations therefrom shall be resubmitted to the Board of Directors of the Corporation in advance and shall be accepted when approved by, and the Corporation shall not make any such changes or material deviations to or from the Budget without such prior approval of, a majority of the Board of Directors of the Corporation.

         6.4. System of Accounting. The Corporation shall maintain a system of accounting established and administered in accordance with generally accepted accounting principles, and will set aside on its books and cause each of its subsidiaries, if any, to set aside on its books all such proper reserves as shall be required by generally accepted accounting principles.

         6.5. Designated Offering. Notwithstanding the foregoing provisions of this Section 6, the rights of the Investor and the obligations of the Corporation under this
Section 6, except those contained in Sections 6.1 and 6.2.3(a) (which shall survive), shall terminate upon the consummation of a firm commitment underwritten public offering of the Common Stock under the Securities Act, in which the product of (i) the offering price and (ii) the sum of (a) the shares of Common Stock outstanding, (b) the number of shares of Common Stock into which the Series Preferred Stock is convertible and (c) the number of shares of Common Stock into which "in the money" warrants and options are convertible is not less than $100,000,000 after underwriting discounts and costs of such offers (a "Designated Offering").

         6.6. Prompt Payment of Taxes, etc. The Corporation will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Corporation or any subsidiary; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall at the time be contested in good faith by appropriate proceedings, and provided, further, that unless otherwise approved by the Board of Directors, the Corporation will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor. Unless otherwise approved by the Board of Directors, the Corporation will promptly pay or cause to be paid when due, or in conformance with customary trade terms, all other obligations incident to its operations.

         6.7. Maintenance of Properties and Leases. The Corporation will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper, or legally required, repairs, renewals, replacements, additions and improvements thereto; and the Corporation and its subsidiaries, if any, will at all times comply with each provision of all leases to which any of them is a party or under which any of them occupies, or has possession, of, property if the breach of such provision might have a material adverse effect on the condition, financial or otherwise, or operations of the Corporation.

         6.8. Insurance. The Corporation will keep its assets and those of its subsidiaries which are of an insurable character, if any, insured by financially sound and reputable insurers against loss or damage by fire, extended coverage and explosion in amounts sufficient to prevent the Corporation or any subsidiary from becoming a co-insurer and not in any event less than 80% of the insurable value of the property insured. The Corporation will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated.

         6.9. Key Man Life Insurance. The Corporation will use its best efforts to maintain or cause to be maintained, with financially sound and reputable insurers, term life insurance on the life of Mark Rutenberg and on the lives of such other officers and employees of the Corporation in the amount of $4,000,000. Such policies shall be owned by the Corporation and all benefits thereunder shall be payable to the Corporation.

         6.10. Accounts and Records. The Corporation will keep true records and books of accounts in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

         6.11. Compliance with Requirements of Governmental Authorities. The Corporation shall duly observe and conform to all valid requirements of governmental authorities relating to the conduct of its businesses or to its property or assets.

         6.12. Maintenance of Corporate Existence, etc. The Corporation shall maintain in full force and effect its corporate existence, rights, governmental approvals and franchises and all licenses and other rights to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by it and deemed by the Corporation to be material to the conduct of its business.

         6.13. Availability of Common Stock for Conversion. The Corporation will, from time to time, in accordance with the laws of the state of its incorporation, use its best efforts to increase the authorized amount of Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall be insufficient to permit conversion of all the then outstanding shares of the Series E Preferred Stock.

         6.14.  Proprietary Information Agreement.  (a)  The
Corporation and each person hereafter employed by it will enter into a Non-Disclosure Agreement to the effect and in substantially the form of Exhibit C hereto or as otherwise approved by the Board of Directors.

              (b) The Corporation will use its best efforts to cause all technological developments, inventions, discoveries or improvements made by employees of the Corporation and its subsidiaries, if any, to be fully documented in engineering notebooks in accordance with the best prevailing industrial professional standards, and where possible and appropriate, file and prosecute United States and foreign patent applications relating to and protecting such developments.

         6.15.  Meetings of the Board of Directors.  (a)  The
Board of Directors shall call, and use its best efforts to have, regular meetings not less often than quarterly.

              (b) The Corporation shall pay all reasonable travel expenses and other out-of-pocket disbursements incurred by the director(s) designated by the Investor in connection with attending meetings of the Board of Directors of the Corporation.

         6.16. Securities Act Registration Statements. Except for securities of the Corporation registered on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto, the Corporation shall not file any registration statement under the Securities Act covering any securities unless it shall first have given the Investor written notice thereof. The Corporation further covenants that the Investor shall have the right, at any time when it may be deemed to be a controlling person of the Corporation, to participate in the preparation of such registration statement and to request the insertion therein of material furnished to the Corporation in writing which, in the Investor's judgment, should be included. In connection with any registration statement referred to in this Section 6.16, the Corporation shall indemnify, to the extent permitted by law, the Investor, its partners, officers and directors and each person, if any, who controls the Investor within the meaning of
Section 15 of the Securities Act, against all losses, claims, damages, liabilities and expenses caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus or any preliminary prospectus or any amendment thereof or supplement thereto or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any untrue statement or alleged untrue statement or omission or alleged omission contained in written information furnished to the Corporation by such Investor for use in such registration statement. If, in connection with any such registration statement, the Investor shall furnish written information to the Corporation for use in the registration statement, the Investor shall indemnify, to the extent permitted by law, the Corporation, its directors, each of its officers who sign such registration statement and each person, if any, who controls the Corporation within the meaning of the Securities Act against all losses, claims, damages, liabilities and expenses caused by any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in the registration statement or prospectus or any preliminary prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or such omission or alleged omission is contained in information so furnished in writing by the Investor for use therein.

         6.17. Investment Banking Services. The Investor or any affiliate of the Investor shall have the right to perform all investment banking services for the Corporation upon customary terms, including compensation, consistent with an arm's-length transaction. If the Corporation and the Investor or its affiliate, after good faith discussions, cannot agree on terms of any such engagement, the Corporation may hire such other investment banker as it finds acceptable.

         6.18. Issuance of Series E Preferred Stock. Except pursuant to this Agreement and upon exercise of the Warrant, the Corporation shall not issue any shares of Series E Preferred Stock without the consent of a majority of the holders of the Series E Preferred Stock.

         6.19. Disclosure of Investment. The Corporation agrees that it will not, without the prior written consent of the Investor, in each instance, (i) except as required by law, but only upon written notice to the Investor, in each instance, disclose the Investor's interest in the Series E Preferred Stock and the Warrant or in any other transaction contemplated by the Documents, (ii) use in advertising, publicity, or otherwise the name of the Investor or any affiliate of the Investor, or any partner or employee of the Investor or any of its affiliates, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the Investor or any of its affiliates, or (iii) represent, directly or indirectly, that any security issued by, or any product or any service provided by, the Corporation has been approved or endorsed by the Investor.

         SECTION 7. Miscellaneous Definitions. For the purposes of Section 3.25, the following terms shall have the meanings indicated:

         "Environmental Costs" means, without limitation, any actual or potential cleanup costs, remediation, removal, or other response costs (which without limitation shall include costs to cause the Company to come into compliance with Environmental
Laws), investigation costs (including without limitation fees of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations (including without limitation, liabilities or obligations under any lease or other contract), payments, damages (including without limitation any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including without limitation damages (a) of third parties for personal injury or property damage, or (b) to natural resources), civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

         "Environmental Matter" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

         "Hazardous Substances" means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents or chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, Bevill Amendment materials, asbestos and asbestos-containing materials, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, infectious, carcinogenic, mutagenic, or etiologic agents) that are regulated by, or may now or in the future form the basis of liability under, any Environmental Laws.

         "Environmental Laws" means, without limitation, the Comprehensive Environmental Response, Compensation and Liability
Act, 42 U.S.C. Sections 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C Sections 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections
6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. Sections 641, et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy with respect to Environmental Matters.

         SECTION 8. Transfer Taxes. The Corporation agrees that it will pay, and will hold the Investor harmless from any and all liability with respect to any stamp or similar taxes which may be determined to be payable in connection with the execution and delivery and performance of this Agreement or any modification, amendment or alteration of the terms or provisions of this Agreement, and that it will similarly pay and hold the Investor harmless from all issue taxes in respect of the issuance of the Series E Preferred Stock, the Warrant, the Warrant Shares and the Series E Reserved Shares to the Investor.

         SECTION 9. Exchanges; Lost, Stolen or Mutilated Certificates. Upon surrender by the Investor to the Corporation of any certificate representing Series E Preferred Stock, the Warrant Shares or Series E Reserved Shares purchased or acquired hereunder, the Corporation at its expense will issue in exchange therefor, and deliver to the Investor, a new certificate or certificates representing such shares, in such denominations as may be requested by such Investor. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificate representing any Series E Preferred Stock, Warrant Shares or Series E Reserved Shares purchased or acquired by the Investor hereunder, and in case of any such loss, theft or destruction, upon delivery of any indemnity agreement satisfactory to the corporation, or in any case of any such mutilation, upon surrender and cancellation of such certificate, the corporation at its expense will issue and deliver to the Investor a new certificate for such Series E Preferred Stock, Warrant Shares or Series E Reserved Shares of like tenor, in lieu of such lost, stolen or mutilated certificate.

         SECTION 10. Survival of Representations, Warranties and Agreements, Etc. All representations and warranties hereunder shall survive the Closing. All statements contained in any certificate or other instrument delivered by the Corporation or the Founder pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall constitute representations and warranties by the Corporation or the Founder under this Agreement. All agreements contained herein shall survive indefinitely until, by their respective terms, they are no longer operative.

         SECTION 11. Expenses. Except as otherwise provided herein, the Corporation, the Founder and the Investor shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

         SECTION 12. Indemnification. The Founder and the Corporation, jointly and severally, shall indemnify, defend and hold the Investor harmless against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including legal and accounting fees and expenses), arising from the untruth, inaccuracy or breach of any of the representations, warranties, covenants or agreements made by each of them herein. The Investor shall indemnify, defend and hold the Corporation harmless against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including legal and accounting fees and expenses), arising from the untruth, inaccuracy or breach of any of the representations, warranties, covenants or agreements of the Investor herein.

         SECTION 13. Remedies. In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by the Corporation, the Investor may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement.

         SECTION 14. Special Remedy. In addition to, and not in limitation of, any remedies the Investor is entitled to pursuant to Section 13 herein, in the event the Company breaches the representations and warranties contained in Section 3.3 herein by understating on Schedule 3.3 the amount of capital stock, options, warrants or other convertible securities of the Corporation outstanding as of the date hereof, the Corporation shall issue to the Investor, at the option of the Investor, either (i) the number of shares of Common Stock (the "Adjustment Shares") equal to 28.155% of the difference between (x) the actual number of shares of Common Stock outstanding plus the number of shares of Common Stock into which all options, warrants and other convertible securities of the Corporation are convertible or exercisable and (y) the number of shares of Common Stock outstanding plus the number of shares of Common Stock into which all options, warrants and other convertible securities of the Corporation listed on Schedule 3.3 are convertible or exercisable, or (ii) the number of shares of Series E Preferred Stock which are convertible into the Adjustment Shares at the time such shares are issued. To the extent required by this
Section 14, the Corporation agrees to use its best efforts to take any action necessary to ensure that a sufficient number of shares of Common Stock and Series E Preferred Stock are authorized and available for issuance.

         SECTION 15. Successors and Assigns. This Agreement shall bind and inure to the benefit of the Corporation, the Founder and the Investor and the respective successors, assigns, heirs and personal representatives of the Corporation, the Founder and the Investor, and specifically, the Investor may transfer the Series E Preferred Stock and/or the Warrant and assign its rights and obligations under this Agreement to any partnership, corporation, trust or other organization which is controlled by, controlling or under common control with the Investor or to one or more of the then current or former partners of the Investor.

         SECTION 16. Entire Agreement. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

         SECTION 17. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

                (i)  if to the Corporation, to:

                     Neuromedical Systems, Inc.
                     Two Executive Boulevard
                     Suffern, New York  10901
                     Telecopy:  (914) 368-3896
                     Attention:  Mr. Mark Rutenberg

                     with a copy to:

                     Sheldon Krause, Esq.
                     300 East 42nd Street
                     New York, NY  10017
                     Telecopy:  (212) 986-2907

              (ii)   if to the Founder, to:

                     Mark Rutenberg
                     20 Sophia Court
                     Monsey, New York  10952
                     Telecopy:  (914) 425-4210

              (iii)  if to the Investor, to:

                     The Goldman Sachs Group, L.P.
                     c/o Goldman, Sachs & Co.
                     85 Broad Street
                     New York, New York  10004
                     Telecopy:  (212) 902-3000
                     Attention:  Elizabeth Cogan

                     with a copy to:

                     Fried, Frank, Harris, Shriver and Jacobson
                     One New York Plaza
                     New York, New York  10004
                     Telecopy:  (212) 820-8586
                     Attention:  Paul M. Reinstein, Esq.

All such notices, requests, consents and other communications shall be deemed to have been given when received.

         SECTION 18. Amendments. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, except pursuant to the written consent of the Corporation and the Investor.

         SECTION 19.  Counterparts.  This Agreement may be
executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         SECTION 20. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

         SECTION 21. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

         SECTION 22.  Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly therein.


         IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the date first above written.


                                  CORPORATION:

ATTEST                            NEUROMEDICAL SYSTEMS, INC.


/s/ Sheldon Krause                By: /s/ Mark R. Rutenberg
- ------------------                    -------------------------
Secretary                                 Mark R. Rutenberg
                                          President



                                  INVESTOR:

                                  THE GOLDMAN SACHS GROUP, L.P.


                                  By: /s/ Richard A. Friedman
                                      -------------------------
                                          Richard A. Friedman
                                          General Partner



                                  FOUNDER: /s/ Mark Rutenberg
                                      -------------------------
                                               Mark Rutenberg